Exhibit 99.1

Press Release	For Immediate Release
Date: March 6, 2019

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2018 RESULTS

GLEN BURNIE, MD (March 6, 2019) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $0.31 million, or $0.11 per basic and diluted common share for the three-month period ended December 31, 2018, as compared to a net loss of $153,000, or $0.05 per basic and diluted common share for the three-month period ended December 31, 2017.

Bancorp reported net income of $1.58 million, or $0.56 per basic and diluted common share for the year ended December 31, 2018, compared to $0.91 million, or $0.33 per basic and diluted common share for the same period in 2017. Net loans grew by $27.6 million, or 10.24% during the twelve-month period ended December 31, 2018, compared to $6.4 million, or 2.46% growth during the same period of 2017. At December 31, 2018, Bancorp had total assets of $413.0 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 106th consecutive quarterly dividend on February 1, 2019.

During 2018, the Company conducted a periodic review of the estimated direct cost to originate loans resulting in a change to the estimated materiality of these costs. Prior to January 1, 2018, the Company expensed direct costs to originate loans in the period incurred based on management’s judgement that the costs were immaterial. This yearlong project resulted in a change in the estimated materiality of these costs. Effective January 1, 2018, the Company increased its estimates for these costs and changed its accounting method from expense as incurred to defer and amortize in accordance with accounting standard 310-20 Receivables – Nonrefundable Fees and Other Costs. This preferred method recognizes loan interest income and costs incurred to generate the revenue in the same period. The effect of this change in accounting method was inseparable from the effect of the change in accounting estimate, and therefore, accounted for as a change in estimate. As a result, the Company began recognizing certain direct loan origination costs over the life of the related loan as a reduction of the loan’s yield by the interest method based on the contractual term of the loan. In the fourth quarter of 2018, the Company recorded a reduction of noninterest expense and an increase in loan balances of $375,000, and reduced loan balances and loan interest income by $51,000 due to the amortization of deferred costs. The effect of these adjustments increased income before taxes for the three- and twelve-months periods ended December 31, 2018 by $324,000 and increased net income by $300,000 or $0.11 per basic and diluted common share for the twelve-month period ended December 31, 2018.

“Consistent with the first three quarters of 2018, we continued to show positive momentum during the fourth quarter even when considering the impact of the change in estimate noted above. We expanded our net interest margin and net interest income reflects outstanding credit quality, disciplined loan pricing and a beneficial balance sheet structure,” stated John D. Long, President and CEO. “We continue to invest in technology systems that allow us to remain competitive in the rapidly changing technology environment. As such, our strong fundamental performance was somewhat offset by the significant technology and infrastructure investments made across the Company. We are encouraged by the progress of the past year and remain confident that these investments have built a foundation for sustainable growth in 2019 and beyond.”

“Tax law changes in the fourth quarter of 2017 impacted the comparability of our quarterly and year-over-year income metrics,” continued Mr. Long. “However, I am pleased about 2018 results, with net income of $0.31 million for the fourth quarter of 2018, an increase of 301% from the fourth quarter of 2017. In addition, net income of $1.58 million for the year ended December 31, 2018 increased $0.67 million, or 74%, over the $0.91 million for the year ended December 31, 2017. Headquartered in the dynamic Northern Anne Arundel County market, we believe the Bank is well positioned with sound asset growth, asset quality and capital levels, a widening net interest margin, and an experienced and seasoned executive team. We remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the Quarter and Year ended December 31, 2018

Bancorp continued to grow organically in the fourth quarter of 2018 driven primarily by favorable net loan growth. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.18% at December 31, 2018, as compared to 13.84% for the same period of 2017.

Return on average assets for the three-month period ended December 31, 2018 was 0.30%, as compared to -0.16% for the three-month period ended December 31, 2017. Return on average equity for the three-month period ended December 31, 2018 was 3.74%, as compared to -1.75% for the three-month period ended December 31, 2017. Return on average assets for the year ended December 31, 2018 was 0.39%, as compared to 0.23% for the year ended December 31, 2017. Return on average equity for the year ended December 31, 2018 was 4.74%, as compared to 2.65% for the year ended December 31, 2017.

The Tax Cuts and Jobs Act (the Tax Act), signed into law on December 22, 2017, reduced the US federal corporate tax rate from 34% to 21%. At December 31, 2018, we completed our accounting for the tax effects of enactment of the Tax Act. We re-measured all deferred tax assets (“DTA”) and liabilities (“DTL”) based on the rates at which they are expected to reverse in the future. We recognized an income tax expense of $0.6 million for the year ended December 31, 2017 related to adjusting our net deferred tax asset balance to reflect the new corporate tax rate. In addition, DTAs/DTLs related to available for sale (“AFS”) securities unrealized losses that were revalued as of December 31, 2017 noted above created a “stranded tax effects” in Accumulated Other Comprehensive Income (“AOCI”) due enactment of the Tax Act. The issue arose due to the nature of generally accepted accounting principles recognition of tax rate change-effects on the AFS DTA/DTL revaluation as an adjustment to income tax provision. In February 2018, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2018-02 - Income Statement – Reporting Comprehensive Income (Topic 220). The Company early adopted the provisions of ASU 2018-02 and recorded a reclassification adjustment of $104,000 from AOCI to retained earnings for stranded tax effects related to AFS securities as a result of the newly enacted corporate tax rate. The amount of the reclassification was the difference between the 34% historical corporate tax rate and the newly enacted 21% corporate tax rate.

The book value per share of Bancorp’s common stock was $12.10 at December 31, 2018, as compared to $12.15 per share at December 31, 2017.

At December 31, 2018, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.27% at December 31, 2018, as compared to 12.83% at December 31, 2017. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $413.0 million at December 31, 2018, an increase of $23.5 million or 6.03%, from $389.5 million at December 31, 2017. Investment securities were $81.6 million at December 31, 2018, a decrease of $7.7 million or 8.62%, from $89.3 million at December 31, 2017. Loans, net of deferred fees and costs, were $299.1 million at December 31, 2018, an increase of $27.5 million or 10.13%, from $271.6 million at December 31, 2017. Bank owned life insurance (BOLI) decreased $0.9 million or 9.80% from December 31, 2017 to December 31, 2018 primarily due to the redemption of BOLI policies. Net deferred tax assets decreased $1.0 million and accrued taxes receivable increased $0.7 million from December 31, 2017 to December 31, 2018 primarily due to the elimination of the alternative minimum tax under the Tax Act.

Total deposits were $322.5 million at December 31, 2018, a decrease of $11.7 million or 3.50%, from $334.2 million at December 31, 2017. Noninterest-bearing deposits were $101.4 million at December 31, 2018, a decrease of $2.5 million or 2.55%, from $104.0 million at December 31, 2017. Interest-bearing deposits were $221.1 million at December 31, 2018, a decrease of $9.1 million or 3.95%, from $230.2 million at December 31, 2017. Total borrowings were $55.0 million at December 31, 2018, an increase of $35.0 million or 175.00%, from $20.0 million at December 31, 2017.

Stockholders’ equity was $34.1 million at December 31, 2018, an increase of $9,000 from $34.0 million at December 31, 2017. The unrealized gains on interest rate swap contracts, 2018 retained earnings and stock issuances under the dividend reinvestment program, offset by $0.8 million decrease in accumulated other comprehensive loss associated with net unrealized losses on the available for sale bond portfolio drove the increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 0.70% of total assets at December 31, 2018, as compared to 0.94% for the same period of 2017.

Review of Financial Results

For the three-month periods ended December 31, 2018 and 2017

Net income for the three-month period ended December 31, 2018 was $0.31 million, as compared to a net loss of $0.15 million for the three-month period ended December 31, 2017.

Net interest income for the three-month period ended December 31, 2018 totaled $3.24 million, as compared to $3.01 million for the three-month period ended December 31, 2017. Average loan balances increased to $298 million for the three-month period ended December 31, 2018, as compared to $270 million for the same period of 2017.

Net interest margin for the three-month period ended December 31, 2018 was 3.26%, as compared to 3.20% for the same period of 2017. Higher average balances and yields on interest-earning assets were the primary driver of year-over-year results, as the average balance increased $22 million and the yield on interest-earning assets increased 0.17% from 3.69% to 3.86%, offset by the cost of funds which increased 0.12% from 0.51% to 0.63% for the three-month periods ending December 31, 2017 and 2018, respectively.

The provision for loan losses for the three-month period ended December 31, 2018 was $255,000, as compared to $93,000 for the same period of 2017. The increase for the three-month period ended December 31, 2018 primarily reflects loan growth, increased net charge offs, and change in product mix. As a result, the allowance for loan losses was $2.54 million at December 31, 2018, representing 0.85% of total loans, as compared to $2.59 million, or 0.95% of total loans at December 31, 2017.

Noninterest income for the three-month period ended December 31, 2018 was $313,000, as compared to $349,000 for the three-month period ended December 31, 2017.

For the three-month period ended December 31, 2018, noninterest expense was $2.94 million, as compared to $2.70 million for the three-month period ended December 31, 2017. The primary contributors to the $0.24 million increase, when compared to the three-month period ended December 31, 2017 were increases in FDIC insurance costs, other insurance costs and other loan expense.

For the twelve-month periods ended December 31, 2018 and 2017

Net income for the twelve-month period ended December 31, 2018 was $1.58 million, as compared to net income of $0.91 million for the twelve-month period ended December 31, 2017.

Net interest income for the twelve-month period ended December 31, 2018 totaled $12.6 million, as compared to $11.7 million for the twelve-month period ended December 31, 2017. Average earning loan balances increased to $287 million for the twelve-month period ended December 31, 2018, as compared to $270 million for the same period of 2017.

Net interest margin for the twelve-month period ended December 31, 2018 was 3.26%, as compared to 3.12% for the same period of 2017. Higher average balances and yields on interest-earning assets were the primary driver of year-over-year results, as the average balance increased $12 million and the yield on interest-earning assets increased 0.17% from 3.64% to 3.81%, offset by the cost of funds which increased 0.03% from 0.54% to 0.57% for the three-month periods ending December 31, 2017 and 2018, respectively.

The provision for loan losses for the twelve-month period ended December 31, 2018 was $856,000, as compared to $336,000 for the same period of 2017. The increase for the twelve-month period ended December 31, 2018 was primarily driven by $700,000 increase in net loan charge offs year-over-year. As a result, the allowance for loan losses was $2.54 million at December 31, 2018, representing 0.85% of total loans, as compared to $2.59 million, or 0.95% of total loans for the same period of 2017.

Noninterest income for the twelve-month period ended December 31, 2018 was $1.52 million, as compared to $1.29 million for the twelve-month period ended December 31, 2017. The increase for the twelve-month period ended December 31, 2018 was primarily driven by $308,000 gain on redemptions of BOLI policies.

For the twelve-month period ended December 31, 2018, noninterest expense was $11.5 million, as compared to $10.8 million for the twelve-month period ended December 31, 2017. The primary contributors to the $0.7 million increase, when compared to the twelve-month period ended December 31, 2017 were increases in salary and employee benefits, legal, accounting and other professional fees, FDIC insurance costs, and loan collection costs, partially offset by decreases in advertising and marketing related expenses.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2018	2018	2017
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,605	$5,282	$2,610
Interest bearing deposits with banks and federal funds sold	13,349	10,208	9,995
Total Cash and Cash Equivalents	15,954	15,490	12,605

Investment securities available for sale, at fair value	81,572	84,029	89,349
Restricted equity securities, at cost	2,481	2,073	1,232

Loans, net of deferred fees and costs	299,120	294,981	271,612
Less: Allowance for loan losses	(2,541)	(2,455)	(2,589)
Loans, net	296,579	292,526	269,023

Real estate acquired through foreclosure	705	705	114
Premises and equipment, net	3,106	3,154	3,371
Bank owned life insurance	7,860	7,818	8,713
Deferred tax assets, net	1,392	2,863	2,429
Accrued interest receivable	1,198	1,233	1,133
Accrued taxes receivable	1,177	-	465
Prepaid expenses	466	516	433
Other assets	556	958	583
Total Assets	$413,046	$411,365	$389,450

LIABILITIES
Noninterest-bearing deposits	$101,369	$107,921	$104,017
Interest-bearing deposits	221,084	228,926	230,221
Total Deposits	322,453	336,847	334,238

Short-term borrowings	55,000	40,000	20,000
Defined pension liability	285	323	335
Accrued Taxes Payable	-	102	-
Accrued expenses and other liabilities	1,257	749	835
Total Liabilities	378,995	378,021	355,408

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,814,157, 2,810,961, and 2,801,149, shares as of December 31, 2018, September 30, 2018, and December 31, 2017, respectively.	2,814	2,811	2,801
Additional paid-in capital	10,401	10,368	10,267
Retained earnings	22,066	21,936	21,605
Accumulated other comprehensive loss	(1,230)	(1,771)	(631)
Total Stockholders' Equity	34,051	33,344	34,042
Total Liabilities and Stockholders' Equity	$413,046	$411,365	$389,450

GLEN BURNIE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018 (unaudited)	2017 (unaudited)	2018 (unaudited)	2017 (audited)
INTEREST INCOME
Interest and fees on loans	$3,249	$2,918	$12,348	$11,421
Interest and dividends on securities	515	484	2,100	2,007
Interest on deposits with banks and federal funds sold	80	64	245	179
Total Interest Income	3,844	3,466	14,693	13,607

INTEREST EXPENSE
Interest on deposits	352	316	1,348	1,300
Interest on short-term borrowings	247	143	754	452
Interest on long-term borrowings	-	-	-	185
Total Interest Expense	599	459	2,102	1,937

Net Interest Income	3,245	3,007	12,591	11,670
Provision for loan losses	255	93	856	336
Net interest income after provision for loan losses	2,990	2,914	11,735	11,334

NONINTEREST INCOME
Service charges on deposit accounts	61	73	248	281
Other fees and commissions	210	228	774	802
Gains on redemption of BOLI policies	-	-	308	-
Gain on securities sold	-	-	-	1
Income on life insurance	42	48	172	199
Gains on sale of OREO	-	-	15	-
Other income	-	-	-	2
Total Noninterest Income	313	349	1,517	1,285

NONINTEREST EXPENSE
Salary and employee benefits	1,513	1,550	6,593	6,165
Occupancy and equipment expenses	320	315	1,170	1,180
Legal, accounting and other professional fees	196	220	917	780
Data processing and item processing services	160	132	614	574
FDIC insurance costs	127	63	314	251
Advertising and marketing related expenses	39	52	104	162
Loan collection costs	(8)	5	145	78
Telephone costs	73	64	253	276
Other expenses	518	296	1,429	1,329
Total Noninterest Expenses	2,938	2,697	11,539	10,795

Income before income taxes	365	566	1,713	1,824
Income tax expense	58	719	130	913

NET INCOME (LOSS)	$307	$(153)	$1,583	$911

Basic and diluted net income (loss) per share of common stock	$0.11	$(0.05)	$0.56	$0.33

GLEN BURNIE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the year ended December, 2018 (unaudited) and 2017

(dollars in thousands)

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2016	$2,787	$10,130	$21,707	$(810)	$33,814

Net income	-	-	911	-	911
Cash dividends, $0.30 per share	-	-	(1,117)	-	(1,117)
Dividends reinvested under dividend reinvestment plan	14	137	-	-	151
Reclassification adjustment for stranded income tax effects in accumulated other comprehensive income stranded income tax effects in accumulated other comprehensive income			104	(104)
Other comprehensive income	-	-	-	283	283
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	1,583	-	1,583
Cash dividends, $0.40 per share	-	-	(1,122)	-	(1,122)
Dividends reinvested under dividend reinvestment plan	13	134	-	-	147
Other comprehensive loss	-	-	-	(599)	(599)
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

			To Be Considered Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018:
(unaudited)
Common Equity Tier 1 Capital	$34,778	12.27%	$12,757	4.50%	$18,427	6.50%
Total Risk-Based Capital	$37,354	13.18%	$22,679	8.00%	$28,349	10.00%
Tier 1 Risk-Based Capital	$34,778	12.27%	$17,009	6.00%	$22,679	8.00%
Tier 1 Leverage	$34,778	8.52%	$16,330	4.00%	$20,413	5.00%

As of September 30, 2018:
(unaudited)
Common Equity Tier 1 Capital	$32,781	11.75%	$12,551	4.50%	$18,130	6.50%
Total Risk-Based Capital	$35,260	12.64%	$22,313	8.00%	$27,892	10.00%
Tier 1 Risk-Based Capital	$32,781	11.75%	$16,735	6.00%	$22,313	8.00%
Tier 1 Leverage	$32,781	8.08%	$16,230	4.00%	$20,287	5.00%

As of December 31, 2017:
(audited)
Common Equity Tier 1 Capital	$32,944	12.83%	$11,552	4.50%	$16,686	6.50%
Total Risk-Based Capital	$35,541	13.84%	$20,537	8.00%	$25,671	10.00%
Tier 1 Risk-Based Capital	$32,944	12.83%	$15,403	6.00%	$20,537	8.00%
Tier 1 Leverage	$32,928	8.43%	$15,617	4.00%	$19,521	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$413,046	$411,365	$389,450	$413,046	$389,450
Investment securities	81,572	84,029	89,349	81,572	89,349
Loans, (net of deferred fees & costs)	299,120	294,981	271,612	299,120	271,612
Allowance for loan losses	2,541	2,455	2,589	2,541	2,589
Deposits	322,453	336,847	334,238	322,453	334,238
Borrowings	55,000	40,000	20,000	55,000	20,000
Stockholders' equity	34,051	33,344	34,042	34,051	34,042
Net income	307	542	(153)	1,583	911

Average Balances
Assets	$408,958	$407,660	$391,254	$400,930	$392,363
Investment securities	85,055	88,611	90,084	89,351	91,634
Loans, (net of deferred fees & costs)	297,791	293,949	270,402	286,702	269,600
Deposits	332,284	338,412	335,312	335,167	335,805
Borrowings	42,748	34,487	20,501	31,595	21,458
Stockholders' equity	32,580	33,831	34,638	33,392	34,322

Performance Ratios
Annualized return on average assets	0.30%	0.54%	-0.16%	0.39%	0.23%
Annualized return on average equity	3.74%	6.50%	-1.75%	4.74%	2.65%
Net interest margin	3.26%	3.34%	3.20%	3.26%	3.12%
Dividend payout ratio	91%	52%	-183%	71%	123%
Book value per share	$12.10	$11.86	$12.15	$12.10	$12.15
Basic and diluted net income per share	0.11	0.19	(0.05)	0.56	0.33
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,813,045	2,809,834	2,799,832	2,808,031	2,794,381

Asset Quality Ratios
Allowance for loan losses to loans	0.85%	0.83%	0.95%	0.85%	0.95%
Nonperforming loans to avg. loans	0.73%	0.82%	1.32%	0.76%	1.32%
Allowance for loan losses tos nonaccrual & 90+ past due loans	128.7%	112.1%	77.7%	128.7%	77.7%
Net charge-offs annualize to avg. loans	0.23%	0.10%	0.19%	0.32%	0.09%

Capital Ratios
Common Equity Tier 1 Capital	12.27%	11.75%	12.83%	12.27%	12.83%
Tier 1 Risk-based Capital Ratio	12.27%	11.75%	12.83%	12.27%	12.83%
Leverage Ratio	8.52%	8.08%	8.43%	8.52%	8.43%
Total Risk-Based Capital Ratio	13.18%	12.64%	13.84%	13.18%	13.84%